Exhibit 99.1
FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel, Fleishman-Hillard	John Mills, ICR
for Alimera Sciences	for Alimera Sciences
404-739-0150	310-954-1105
Katie.Brazel@fleishman.com	John.Mills@ICRINC.com

ALIMERA SCIENCES RECEIVES COMPLETE RESPONSE LETTER FOR ILUVIEN® Alimera Continues Focus on European Growth
ATLANTA, October 18, 2013 – Alimera Sciences, Inc., (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that it has received a Complete Response Letter (CRL) for the New Drug Application (NDA) for ILUVIEN® from the U.S. Food and Drug Administration (FDA).
Identifying concerns regarding the benefit to risk and safety profiles of ILUVIEN, the FDA stated that the NDA could not be approved in its present form. To address the clinical and statistical deficiencies identified, the FDA indicated that results from a new clinical trial would need to be submitted, together with at least 12 months of follow-up for all enrolled patients. The FDA suggested that a meeting with the Dermatologic and Ophthalmic Drugs Advisory Committee may be of assistance in addressing the deficiencies identified above and providing advice whether a patient population can be identified in which the benefits of the drug product might outweigh the risks. In a separate written communication from the staff of the FDA, Alimera was notified that an Advisory Committee meeting would be convened on January 27, 2014.
In the CRL, the FDA also referenced deficiencies at the facility where ILUVIEN is manufactured. Alimera does not believe that these deficiencies will affect its European commercial supply.
“The FDA’s decision not to approve ILUVIEN at this time is disappointing not only to us, but also to retinal specialists and DME patients in the U.S., but we will continue to work with the FDA, through the advisory committee, to determine whether there is a path forward in the U.S. for ILUVIEN,” said Dan Myers, president and chief executive officer of Alimera. “We remain excited about Europe, however, where we have aligned our energy and resources to support the expansion of our business there. Our current traction in the countries in which ILUVIEN has already been approved, coupled with our continued pursuit of further country approvals, should position us well for future growth, irrespective of the U.S. outcome.”
Alimera’s commercial focus is on Europe, where the product is approved and commercially available in the United Kingdom and Germany and slated to launch in France early next year. ILUVIEN is also approved in Austria, Portugal and Spain and pending approval in Italy. In addition, Alimera has filed with the Medicines and Healthcare Products Regulatory Agency in the United Kingdom (U.K.) as the Reference Member State for 10 additional European Union country approvals through the Mutual Recognition Procedure.
About ILUVIEN®
ILUVIEN (190 micrograms intravitreal implant in applicator) is a sustained release intravitreal implant used to treat vision impairment associated with chronic DME considered insufficiently responsive to available therapies. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is injected in the back of the patient's eye to a position that takes advantage of the eye's natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound. In the FAME™ Study, the most frequently reported adverse drug reactions included cataract development and increased ocular pressure. ILUVIEN has not been approved for sale in the U.S.
About Alimera Sciences, Inc.
Alimera Sciences, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Alimera’s European operations are conducted from London by its wholly-owned subsidiary, Alimera Sciences Limited.
About the Mutual Recognition Procedure
The Mutual Recognition Procedure is a procedure used by pharmaceutical companies to expand marketing authorization into additional countries in the European Union (EU). A company that has been granted a marketing authorization for selling pharmaceuticals in one EU member state can use this procedure to request that same authorization in other member states. The Reference Member State's assessment report forms the basis for requesting the other member states' mutual recognition of the marketing authorization including the Summary of Product Characteristics, package leaflet and labeling text. A member state may disagree with the assessment report on the basis that it feels the product creates a potentially serious risk to public health.
Forward Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the extent of the commercial availability and funding of ILUVIEN in the United Kingdom, Germany and France, the regulatory status of ILUVIEN in the EU, and Alimera’s plans for ILUVIEN in the U.S. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to NICE’s publication of final guidance, uncertainty as to Alimera's ability to commercialize, and market acceptance of, ILUVIEN in the United Kingdom and Germany, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov. In addition to the risks described above and in Alimera's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera's results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
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